                                                                      EXHIBIT 11

           STATEMENT RE COMPUTATION OF PRO FORMA NET INCOME PER SHARE


                                                                                        SIX MONTHS
                                                                      YEAR ENDED           ENDED
                                                                     SEPTEMBER 30,       MARCH 31,
                                                                         1996              1997
                                                                             (IN THOUSANDS,
                                                                         EXCEPT PER SHARE DATA)
Pro forma net income...................................                 $ 7,106           $ 4,735
                                                                        =======           =======
Shares used in computing pro forma net income per
  share:
Weighted average shares outstanding for period.........                  11,418            11,339
Effect of options granted in January 1997:
  Options granted......................................      404
  Option price.........................................  $  1.46
                                                         -------
  Assumed proceeds.....................................      590
  Estimated net IPO proceeds per share.................  $ 12.70
                                                         -------
  Shares assumed repurchased...........................       46
                                                         -------
  Shares deemed outstanding............................      358            358               358
Effect on distribution to stockholders:
  S Corporation Dividend...............................   20,500
  Less: Net income for period from April 1, 1996 to
     March 31, 1997....................................   14,523
                                                         -------
  Dividend in excess of income.........................    5,977
  Estimated net IPO proceeds per share.................  $ 12.70
                                                         -------
     Shares deemed outstanding.........................      470            470               470
                                                                        -------           -------
Shares used in computing pro forma net income per
  share:...............................................                  12,246            12,167
                                                                        =======           =======
Pro forma net income per share.........................                 $  0.58           $  0.39
                                                                        =======           =======